Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (No. 333-266106) on Form S-3, (No. 333-264117) on Form S-3D, (No. 333-286031) on Form S-3ASR and (Nos. 333-234475 and 333-279548) on Form S-8 of our reports dated February 26, 2026, with respect to the consolidated financial statements of Kinetik Holdings Inc. and subsidiaries and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP
Houston, Texas
February 26, 2026